SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 1, 2006
DOCUCORP INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	00-1033864	75-2690838
(State of incorporation)	(Commission File Number)	(IRS employment identification no.)
5400 LBJ Freeway, Suite 300
Dallas, Texas 75240
(Address of principal executive offices)
Registrant’s telephone number, including area code 214-891-6500
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.
     We have entered into an Employment Agreement, dated as of May 1, 2006, with J. Robert Gary, our newly appointed Senior Vice President Finance/Administration and Chief Financial Officer. Pursuant to the Employment Agreement, we have agreed to pay Mr. Gary an annual base salary of $250,000 and an annual bonus (targeted at $90,000 for 2007 and guaranteed to be not less than $25,000 for 2006) based upon meeting such objectives as are set by our Board of Directors. We have also granted Mr. Gary 50,000 shares of restricted stock, vesting over a five year period.
     We have agreed to provide Mr. Gary a lump sum severance payment equal to 12 months base salary in the event of his termination of employment without cause. We have also agreed to reimburse Mr. Gary for a portion of any excise tax which may be assessed under the Internal Revenue Code in the event of a termination arising from a change of control of Docucorp.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (c) Effective May 1, 2006, we named J. Robert Gary as our Senior Vice President/Administration and Chief Financial Officer. From 2003 to 2005, Mr. Gary served as Executive Vice President and Chief Financial Officer of Safety-Kleen. From 2001 to 2003 and from 2005 to the present, he was self-employed, providing financial executive services to clients on a contract basis. He served as Chief Administrative Officer of The Bombay Company from 2000 to 2001. He was employed by CompUSA Inc. from 1996 to 2000 as Chief Financial Officer of CompUSA Stores.
     See Item 1.01 for information regarding Mr. Gary’s employment agreement with Docucorp.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUCORP INTERNATIONAL, INC.
Date: May 5, 2006	By:	/s/ Michael D. Andereck
Michael D. Andereck,
President and Chief Executive Officer

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